EXHIBIT 5.1

April 23, 2004

Morris Publishing Group, LLC

Morris Publishing Finance Co.

Co-Registrants and Guarantors listed

        on Exhibit “A” attached hereto and

        by reference incorporated herein

        (collectively, the “Guarantors”)

725 Broad Street

Augusta, Georgia 30901

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Ladies and Gentlemen:

We have acted as counsel to Morris Publishing Group, LLC, a Georgia limited liability company, and Morris Publishing Finance Co., a Georgia corporation (collectively, the “Issuers”), and the Guarantors, which have requested that we render an opinion in connection with a Registration Statement on Form S-4 heretofore filed by the Issuers (the “Registration Statement”), covering the registration of $300,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2013 (the “Exchange Notes”) to be offered in exchange for (the “Exchange Offer”) all of the Issuers’ outstanding 7% Senior Subordinated Notes due 2013 (the “Initial Notes”) and the Guarantors’ guarantees (“Guarantees”) to be issued in favor of the holders of the Exchange Notes.

In connection with rendering this opinion, we have examined and are familiar with such certificates of public officials, certificates of officers of the Issuers and other records and documents as we have deemed relevant and necessary for the purposes of the opinions herein expressed.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the limited liability company and corporate records, as the case may be, furnished to us by the Issuers and Guarantors include all limited liability company or corporate proceedings taken, respectively, by the Issuers and Guarantors to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that when: the Registration Statement has become effective under the Securities Act of 1933, as amended; the Indenture has been qualified under the Trust Indenture Act of 1939, as amended; the Initial Notes have been validly tendered to the Issuers; the Exchange Notes have been executed by the Issuers and delivered in exchange for the Initial Notes; and the Guarantees have been executed and delivered by the Guarantors, the Exchange Notes will be duly authorized and validly issued and binding obligations of the Issuers and that the Guarantees will be duly authorized and validly issued and binding obligations of the Guarantors, subject in each case to the effect of (i) Federal and State bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors) and (ii) the application of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

The foregoing opinion is limited to the laws of the State of New York, the laws of the United States of America and Georgia, including the Georgia constitution and reported judicial interpretations of such laws and does not purport to express any opinion on the laws of any other jurisdiction. Since New York law governs the Indenture and we are not licensed to practice law in New York, in rendering our opinion regarding the binding nature of the obligations, we have relied upon the opinion of Cahill Gordon & Reindel LLP with respect to matters of New York law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this letter.

Very truly yours,

HULL, TOWILL, NORMAN, BARRETT & SALLEY, P.C.

/s/ HULL, TOWILL, NORMAN, BARRETT & SALLEY, P.C.

EXHIBIT “A”

TABLE OF CO-REGISTRANTS AND GUARANTORS

Name of Co-Registrants and Guarantors

Yankton Printing Company
Broadcaster Press, Inc.
The Sun Times, LLC
Homer News, LLC
Log Cabin Democrat, LLC
Athens Newspapers, LLC
Southeastern Newspapers Company, LLC
Stauffer Communications, Inc.
Florida Publishing Company
Southwestern Newspapers Company, L.P,
Fall Line Publishing, Inc.
The Blue Springs Examiner, LLC
The Examiner of Independence, LLC
The Newton Kansan, LLC
Oak Grove Shopper, LLC
The Oak Ridger, LLC
MPG Allegan Property, LLC
MPG Holland Property, LLC